Exhibit 10.6

AMENDED AND RESTATED

EXCLUSIVE LICENSE AGREEMENT

This Amended and Restated Exclusive License Agreement (the ‘‘Agreement”) is entered into as of this 20th day of May, 2015 (the “Restatement Effective Date”) between The University of North Carolina at Chapel Hill having an address at 100 Europa Drive, Suite 430, Chapel Hill, North Carolina, 27517 (“University”) and 908 Devices Inc., a corporation organized and existing under the laws of the State of Delaware having its principal office/place of business at 27 Drydock Ave., 7th Floor, Boston, MA 02210 (the “Licensee”).

WITNESSETH

WHEREAS, University owns and controls valuable inventions listed in Appendix A, including an invention jointly owned by the University of Arizona (“UA”) and University jointly own a valuable invention known as ‘‘Microfabricated Ionization Source,” University File No. 12-0142 and “A Microfabricated Ionizer Chip,” UA File No. 12-077 (“UNC-UA Invention”) (collectively “Invention” or “Inventions”); and

WHEREAS, the Inventions were developed by J. Michael Ramsey and others while employees, students, or postdoctoral fellows of University and Stanley Pau of UA; and

WHEREAS, University and UA have entered into an inter-institutional agreement effective June 6, 2012 wherein UA has granted University an exclusive license, with the right to sublicense, to its rights in UNC-UA Invention for the sole purpose of University entering into this agreement with Licensee and the exclusive right to manage patenting and licensing of UNC-UA Invention; and

WHEREAS, University exclusively controls all right, title and interest in the Invention and the Patent Rights and Copyrights; and

WHEREAS, University desired to license its rights in the Invention in a manner that will benefit the public and best facilitate the distribution of useful products and the utilization of new processes; and

WHEREAS, Licensee is a University start-up company and has at least one University faculty member as a founder; and

WHEREAS, Licensee has submitted a development plan indicating Licensee’s strategies to develop and commercialize the technology and University has determined, based upon such business plan, that granting a license to its rights in the Invention to Licensee will benefit the public and best facilitate the distribution of useful products and the utilization of new processes; and

WHEREAS, Licensee and University entered into an Exclusive License Agreement dated June 6, 2012, which was amended by Amendment No. 1 to Exclusive License Agreement with an effective date of April 23, 2013, and by Amendment No. 2 to Exclusive License Agreement dated August 12, 2014 (as so amended, the “Original Agreement”);

WHEREAS, Licensee and University desire to amend and restate the Original Agreement; and

NOW, THEREFORE, in consideration of the premises and mutual promises and covenants contained in this Agreement and for good and valuable consideration, including the payment by Licensee to University of an Option Fee in the amount of $30,000.00 upon execution of this Agreement, it is agreed by and between University and Licensee as follows:

ARTICLE 1: DEFINITIONS

1.1       “Affiliate” means every entity, which directly or indirectly, or through one or more intermediaries, controls, is controlled by, or is under common control with Licensee. An entity is deemed to be in control of another corporation or entity if (a) it owns or directly or indirectly controls at least 50% of the voting stock of the other corporation or (b) in the absence of ownership of at least 50% of the voting stock of a corporation, or in the case of a non-corporate entity, if it possesses directly or indirectly, the power to direct or cause the direction of the management and policies of such entity.

1.2       “Combination Product” means any product that is comprised of a combination of (i) a Licensed Product and (ii) any active ingredient(s), device(s), delivery system(s) or other technology(ies) for which rights are not included in the License but, with respect to the item(s) in (ii), which may each or collectively form the basis for a separately saleable product.

1.3       “Compulsory Royalty” shall have the meaning set forth in Section 3.9.

1.4       “Confidential Information” means any information disclosed by one party to the other party which is identified as confidential at the time of disclosure, including information consisting of data; research results; technology; software; materials; patents; copyrighted works; know-how; business or product plans; marketing, sales or other financial information; Progress Reports; Royalty Reports; and Improvements.

1.5       “Copyrights” means any software, computer programs, documentation, algorithms, or other materials subject to copyright protection included in the Invention and listed in Appendix A, which shall be amended from time to time to indicate the then current Copyrights.

1.6       “Equity Securities” means any capital shares of Licensee (including without limitation common and preferred shares), and any securities of Licensee that are convertible into any capital shares of Licensee.

1.7       “Exchange Consideration” shall have the meaning set forth in Section 3.6.

1.8       “Existing Patent Rights” means Patent Rights that claim or cover the Inventions listed in Appendix A as of the Restatement Effective Date, including patent applications that claim or cover such Inventions that may be prepared and filed after the Restatement Effective Date, provided that with respect to Inventions listed in Appendix A labeled “none pending,” the foregoing applies only to the extent that University owns or controls such rights.

1.9       “Fully Diluted Basis” means all of Licensee’s Equity Securities either outstanding or reserved for issuance, assuming the exercise of all options, warrants and other convertible securities and the conversion of all preferred stock and convertible debt instruments and assuming the grant of all shares reserved under any equity incentive or similar plans.

1.10       “Improvement” means any and all inventions either:

(i) relating to microscale mass spectrometry made on or prior to June 6, 2015 that (1) are not Patent Rights or Copyrights, (2) were conceived of or reduced to practice at University in the laboratory of J. Michael Ramsey, (3) have been disclosed to University’s Office of Technology Development, and (4) are not obligated to any third party under a separate agreement,

OR

(ii) arising out of research sponsored by Licensee in the laboratory of J. Michael Ramsey and disclosed to University’s Office of Technology Development.

1.1l       “Invention” means inventions listed in Appendix A,

1.12       “Joint Inventions” means inventions that are made jointly by University and Licensee or any of their respective officers, employees, contractors or students.

1.13       “Licensed Field” means, and is limited to, the practice of the Invention and any Improvements for chemical and biochemical analysis.

1.14       “Licensed Products” means any method or process, composition, product, or component part thereof covered in whole or in part by a Valid Claim within the Patent Rights or covered by the Copyrights.

(i) MMS Licensed Products means a Licensed Product covered by Valid Claims of Patent Rights for use in micro mass spectrometry and designated as such in Appendix A and B

(ii) LPS Licensed Products means a Licensed Product covered by Valid Claims of Patent Rights for use in liquid phase separation and designated as such in Appendix A and B

1.15       “Licensed Territory” means the entire world.

1.16       “Limited Licensed Field” means, and is limited to, the practice of the Invention for chemical and biochemical analysis.

1.17       “Limited Patent Rights” shall be identified in Appendices A and B under the respective “Patent Rights” headings as that subset of Patent Rights for which the license granted is limited to Section 2.1 (iii). Patent prosecution expenses will be shared pro rata with all non-exclusive licensees.

1.18       “Net Sales” means the total invoiced sales price for Licensed Products sold by Licensee or an Affiliate to customers, wholesalers, distributors and other third parties less (i) sales taxes or other taxes (other than income taxes), (ii) shipping and insurance charges, (iii) actual allowances for returned or defective goods and (iv) trade discounts, but not cash discounts. Licensed Products will be considered sold when billed out, when delivered or when paid for before delivery, whichever first occurs. Notwithstanding the foregoing, Net Sales shall not include, and shall be deemed zero with respect to, (i) the distribution of reasonable quantities of promotional samples of Licensed Products, (ii) Licensed Products provided for clinical trials, research purposes, or charitable or compassionate use purposes.

1.19       “Option” means the option granted under Section 2.4 of this Agreement.

1.20       “Option Fee” means ten thousand dollars ($10,000).

1.21       “Option Period” means the period of ninety (90) days after Licensee’s receipt of written notification of an Improvement from University’s Office of Technology Development.

1.22       “Option Term” means three (3) years after the Original Effective Date which shall be automatically extended so long as Licensee sponsors research in the laboratory of J. Michael Ramsey.

1.23       “Original Effective Date” means June 6. 2012.

1.24       “Patent Rights” means (i) any United States, foreign or international patents and/or patent applications covering the Invention (or its use or manufacture) owned or controlled by University as of the Original Effective Date or during the term of this Agreement, (ii) any continuations, divisionals, provisionals, continued prosecution applications, substitutions, extensions and term restorations, registrations, confirmations, re-examinations, renewals, or reissues of any of the foregoing, (iii) any foreign counterpart of any of the foregoing, and (iv) continuations-in-part and any foreign counterpart thereof, to the extent any continuations-in-part claim technology is an Improvement and would be incorporated into the Patent Rights pursuant to Section 2.4 but for the limitation included in Section 1.10(i)(l). Patent Rights as of the Restatement Effective Date are listed in Appendix B, which is incorporated herein and shall be amended from time to time to include Existing Patent Rights and the then current Patent Rights.

1.25       “Progress Report” means a written report summarizing Licensee’s material technical and other efforts made towards first commercial sale for all Licensed Products under development. Such reports shall include, without limitation, reasonably detailed summaries of (i) development and commercialization of Licensed Products, (ii) collaborations with third parties and sublicensing efforts, (iii) progress toward completing milestones described on Appendix C, (iv) key management changes and total number of employees, (v) Licensee’s finances, (vi) scientific and business goals for the next year, (vii) summary of any payments due under Article 3, and (viii) any other company information which may materially impact Licensee’s ability to develop Licensed Product.

1.26       “Royalty Report” means a written report detailing the number, description, aggregate selling prices, and Net Sales of Licensed Products (and a listing of the relevant Patent Rights and Copyrights where the Licensed Product is covered by less than all of the Patent Rights or Copyrights) sold or otherwise disposed of in each calendar quarter upon which royalty is payable, the amount of Sublicensing Royalty Revenue received during each calendar quarter, and the royalty payment amounts due under Article 3.

1.27       “Sublicensee” means any third party to whom rights are granted by Licensee (or an Affiliate) with respect to the Patent Rights or Copyrights. “Sublicensee” shall also include any third party to whom such rights are granted through further sublicense by a Sublicensee.

1.28       “Sublicensing Revenue” means any consideration actually received by Licensee or an Affiliate from a third party as consideration for the grant of rights to Patent Rights or Copyrights (net of any tax or similar withholding obligations imposed by any tax or other government authority(ies) that are not reasonably recoverable by Licensee). Sublicensing Revenue includes, but is not limited to, upfront fees, license maintenance fees, and milestone payments, or other payments, including the fair market value of any non-cash consideration, received by Licensee in consideration for any rights granted to Patent Rights or Copyrights under a sublicense agreement, and excludes (i) Sublicensing Royalty Revenue, (ii) purchases of equity or debt of Licensee or any Affiliate, (iii) fair market value payments made in connection with research and development agreements, joint ventures, partnerships or collaboration agreements where Licensee or an Affiliate is obligated to perform research, development or commercialization of any Licensed Product(s), (iv) the grant to Licensee of intellectual property rights related to the technology described in the Patent Rights or Copyrights, and (v) other payments made by a Sublicensee as consideration for Licensee’s or an Affiliate’s performance of services or provision of goods, provided such services or goods are not Licensed Products or, if such services or goods are Licensed Products, (a) the provision of such services or goods results in Net Sales pursuant to which a royalty is payable under Section 3.4 or (b) the provision of such services or goods constitutes one or more of the following: (1) the distribution of reasonable quantities of promotional samples of Licensed Products or (2) the provision of Licensed Products for clinical trials, research purposes, or charitable or compassionate use purposes.

1.29       “Sublicensing Royalty Revenue” means sales-based royalties, sales milestone payments, other payments calculated on the basis of sales, and minimum sales royalties actually received by Licensee or its Affiliate from a third party as consideration for the grant of rights to Patent Rights or Copyrights (net of any tax or similar withholding obligations imposed by any tax or other government authority(ies) that are not reasonably recoverable by Licensee).

1.30       “Valid Claim” means an issued, unexpired, or pending claim contained within the Patent Rights.

1.31       Other Definitional Provisions.

(i)       The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, schedule and exhibit references are to this Agreement unless otherwise specified. The meaning of defined terms shall be equally applicable to the singular and plural forms of the defined terms. The term “including” is not limiting and means “including without limitation”.

(ii)       In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”

(iii)      References to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement.

(iv)      References to statutes or regulations are to be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(v)       The captions and headings of this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

ARTICLE 2: GRANT OF LICENSE AND OPTION

2.1       License. University hereby grants to Licensee and its Affiliates:

(i)	an exclusive license under the Patent Rights (but excluding the Limited Patent Rights) to make, use, sell, have made, have sold, offer for sale and import Licensed Products in the Licensed Field and Licensed Territory, with the right to sublicense as set forth in Article 6, subject to all the terms and conditions of this Agreement;

(ii)	an exclusive license under the Copyrights to use, distribute, translate, reproduce, transmit, perform, display, demonstrate, make derivatives or collective works of, modify, adapt, copy and otherwise exploit the Copyrights to create Licensed Products in the Licensed Field and Licensed Territory, with the right to sublicense as set forth in Article 6, subject to all the terms and conditions of this Agreement;

(iii)	a co-exclusive license with no more than one other licensee under the Limited Patent Rights to make, use, sell, have made, have sold, offer for sale and import Licensed Products in the Limited Licensed Field and Licensed Territory with the right to sublicense as set forth in Article 6, subject to all the terms and conditions of this Agreement.

2.2       Reservation of University Rights. University reserve the rights to practice under the Patent Rights and Copyrights for its own internal research, teaching and educational purposes, without payment of royalties, provided that the exercise of such reserved rights by University shall not (a) be for the benefit of any for-profit entity nor (b) include any human use or clinical administration without prior written approval from Licensee, such approval not to be unreasonably withheld. University shall also retain the right to permit other academic and nonprofit research institutions to practice under the Patent Rights and Copyrights for their own internal research, teaching and educational purposes, without payment of royalties, provided that the exercise of such reserved rights by such entities shall not (c) be for the benefit of any for-profit entity nor (d) include any human use or clinical administration.

2.3       Government Rights and Requirements. Notwithstanding anything hereunder, any and all licenses and other rights granted hereunder are limited by and subject to the rights and requirements of the United States Government which may arise out of its sponsorship of the research which led to the conception or reduction to practice of the Invention. The United States Government is entitled to the rights provided under the provisions of 35 U.S.C. §§ 200-212 and applicable regulations of Title 37 of the Code of Federal Regulations. Further Licensee agrees, as required by 35 U.S.C. § 204, that any Licensed Products used or sold in the United States shall be substantially manufactured in the United States.

2.4       Time-Limited Option to Improvements, To the extent that it is able to, University hereby grants Licensee an exclusive option to exclusively license University’s rights in Improvements for the period of the Option Term upon the terms and conditions set forth in this Section 2.4. University shall notify Licensee of Improvements within thirty (30) days of University’s Office of Technology Development receipt of invention disclosure describing such Improvements. Such option shall be in effect for each Improvement for the entire Option Period applicable to such Improvement. The Option Term can be extended by mutual agreement of the parties in a written amendment to this Agreement.

Licensee may exercise its option to exclusively license University’s rights in each such Improvement upon (i) written notice of such to University and (ii) payment to University in the amount of ten thousand dollars ($10,000) per each Improvement (“Option Fee”) within the Option Period. Within thirty (30) days of University’s receipt of the Option Fee, the parties shall execute a written amendment to this Agreement to include the optioned Improvement in the then current definition of Inventions and Patent Rights.

In the event Licensee does not exercise its option under this Section 2.4, Licensee shall have no rights, title or interest in such Improvement.

2.5       No Implied Rights. Licensee shall obtain no implied license rights to the Patent Rights or Copyrights. Any rights not expressly granted to Licensee shall be retained by University.

2.6       Technology Transfer. Promptly after the Effective Date, University will make available to Licensee data, materials, models and related information that embody or relate to the Invention and that would be reasonably useful for Licensee in the exercise of its rights hereunder. Licensee and University shall cooperate in good faith to facilitate this transfer of material and information, including without limitation, through meetings at the University or at other facilities as the parties may agree.

ARTICLE 3: CONSIDERATION

3.1       License Fee. As consideration for the License and Option granted under this Agreement, Licensee issued to the University 180,000 shares of common stock of Licensee within ninety (90) days of the Original Effective Date.

3.2       Patent Expenses Incurred Prior to Activating the License. Licensee shall bear the cost of all reasonable, documented patent expenses incurred prior to the Original Effective Date and during the Option Period associated with the preparation, filing, prosecuting, issuance and maintenance of all patent applications and patents included within the Patent Rights, and such amounts shall be due to University within thirty (30) days of the first anniversary of the Original Effective Date. The amount owed for patent expenses incurred prior to the Original Effective Date is estimated to be no greater than zero dollars ($0.00). Beginning on the Original Effective Date, the University shall send invoices to Licensee on a monthly basis; such invoices shall indicate the then current amount owed to University for patent expenses incurred prior to the date of such invoice.

3.3       Patent Expenses Incurred After Activation of the License. Licensee shall bear the cost of all reasonable, documented patent expenses incurred upon activation of the License, continuing for the life of this Agreement, and associated with the preparation, filing, prosecuting, issuance and maintenance of all patent applications and patents included within the Patent Rights. Said amounts for on-going patent expenses shall be paid to University within thirty (30) days of Licensee’s receipt of an invoice from University; such invoices shall be sent to Licensee on a monthly basis.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

3.4       Earned Royalty. Beginning on the Original Effective Date and continuing for the life of this Agreement, Licensee shall pay University a running royalty, equal to the percentage of Net Sales indicated below, of all Licensed Products.

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3.5       Annual License Maintenance Fee. Licensee shall pay an Annual License Maintenance Fee to University in the amount indicated in the Schedule below. Each such Annual License Maintenance Fee payment shall be fully creditable against any payments that would otherwise become due and payable under Section 3.4 or Section 3.6 during the same calendar year in respect of which such Annual License Maintenance Fee is due and payable.

Annual License Maintenance Fee Schedule

Years	Date Due	Amount
3rd complete calendar year following the Original Effective Date through the 5th complete calendar year following the Original Effective Date	Each March 15th beginning on March 15, 2015 and continuing through March 15, 2018	$15,000

6th complete calendar year following the Original Effective Date and each calendar year thereafter	Each March 15th beginning on March 15, 2018 and continuing throughout the term of this Agreement	$30,000

3.6       Sublicense Fees. In respect to sublicenses granted by Licensee under Article 6

3.6.1       Licensee shall pay to University an amount equal to [***] of Sublicensing Revenue within 30 days of Licensee’s receipt of Sublicensing Revenue; and

3.6.2       Licensee shall pay to University an amount equal to [***] of Sublicensing Royalty Revenue provided that, notwithstanding the foregoing, the total payment due University under this Section 3.6.2 with respect to Sublicensing Royalty Revenue during any particular quarter shall not, in any event, exceed an amount equal to the royalties that would have been due to University with respect to the Licensed Products had Licensee itself sold such Licensed Product, based on such Sublicensee’s net sales of such Licensed (determined in a manner substantially similar to the manner in which Net Sales are determined under this Agreement for Licensee’s sales of Licensed Products) and calculated in a manner consistent with Sections 3.4, 3.7, 3.8, and 3.9. Any such payments shall be made concurrently with the submission of Royalty Reports as set forth in Section 4.2.

Licensee shall not sell or transfer to a third party Licensee’s interest in all or a portion of any future Sublicensing Revenue and/or Sublicensing Royalty Revenue under such sublicense agreement(s) in exchange for a single cash payment or series of cash payments (the “Exchange Consideration”) without the prior written approval of University, such approval not to be unreasonably withheld. In the event that University approves such sale or transfer, (a) the portion of any Exchange Consideration reasonably allocated by Licensee to the value of its interest in such future Sublicensing Revenue shall be treated as Sublicensing Revenue for purposes of this Section 3.6 and (b) the portion of any such Exchange Consideration reasonably allocated by Licensee to the value of its interest in such future Sublicensing Royalty Revenue shall be treated as Sublicensing Royalty Revenue for purposes of this Section 3.6. For the avoidance of doubt, to the extent Exchange Consideration has been allocated to the value of Licensee’s interest in future Sublicensing Revenue or Sublicensing Royalty Revenue, any such Sublicensing Revenue or Sublicensing Royalty Revenue shall thereafter not be included within the definitions of Sublicensing Revenue or Sublicensing Royalty Revenue originally established in Article 1.

3.7       Royalty Stacking. In the event that Licensee is required to pay royalties pursuant to one or more licenses to intellectual property rights entered into by Licensee for use in connection with the manufacture, use, or sale of any Licensed Product, or to avoid infringement-related litigation with respect to the practice of the Patent Rights, then Licensee may deduct an amount equal to fifty percent (50%) of such third party royalties from any royalty amounts due University hereunder, provided that in no event shall the royalties otherwise due University be less than fifty percent (50%) of the royalties that would be payable to University absent the effects of this Section 3.7.

3.8       Combination Product. If a Licensed Product is sold as part of a Combination Product, Net Sales shall be calculated by multiplying Net Sales for such Combination Product by the fraction A/(A+B) where A is the invoice price of the Licensed Product when sold separately, and B is the aggregate invoice price of the independent subproduct(s) in the combination when sold separately. If either the Licensed Product or the independent subproduct(s) is(are) not at that time sold separately, than the allocation of Net Sales shall be commercially reasonable and determined by good faith negotiation between University and Licensee, based on the relative value of the Licensed Product and independent subproduct(s), consistent with the formula provided above.

3.9       Compulsory Licensing. Should a compulsory license be granted, or be the subject of a possible grant, by Licensee or an Affiliate to a third party under the applicable laws, rules, regulations, guidelines, or other directives of any governmental or supranational agency in the Licensed Territory under the Patent Rights, Licensee shall notify University, including any material information concerning such compulsory license, and the running royalty rates payable under Section 3.4 for sales of Licensed Products in such country will be adjusted to equal any lower royalty rate granted to such third party for such country with respect to the sales of such Licensed Products therein (the “Compulsory Royalty”).

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

3.10     Inventions. As between the parties, inventorship of new inventions made after the Original Effective Date, including Improvements, shall be determined in accordance with U.S. law and ownership shall follow inventorship. All fees, royalties, and other payments due to University under this Agreement shall be made in United States Dollars. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made using the exchange rate published in the Wall Street Journal on the last business day of the calendar quarterly reporting period to which such royalty payments relate. If payments are made by check, check shall be made to “The University of North Carolina at Chapel Hill” and shall be sent to “License Administrator” at University mailing address pursuant to Section 13.6. If Licensee elects to make payments by wire, Licensee shall pay all fees associated with processing the wired payment and shall follow the wire instructions below:

Bank Name:	Bank of America, NA
Address:	100 West 33rd Street
New York, NY 10001, USA
ABA Number:	[***]
[***]
Account Number:	[***]
Account Name:	UNC-CH Endowment, Trust & Special Funds
Type of Account:	Depository
Incoming Foreign Wires Should Include:	Swift (BIC) # BOFAUS3N
Contact #:	800-715-1000 ext 21598

Note: All incoming wires shall specify “The Office of Technology Development” and “UNC ref. No. 09-0096”.

3.11       In the event royalty payments or fees are not received by University when due, Licensee shall pay to University default interest on such unpaid amount at a rate equal to interest and charges at the lower of (a) the then-current prime lending rate as published by the American East Coast edition of the Wall Street Journal or (b) the maximum rate of interest allowed by law on the total royalties or fees overdue.

3.12       In the event of default in payment of any payment owing to University under the terms of this Agreement, and if it becomes necessary for University to undertake legal action to collect said payment, Licensee shall pay reasonable, documented legal fees and costs incurred by University in connection therewith.

ARTICLE 4 REPORTS AND RECORDS

4.1       Licensee shall submit a Progress Report to University on or before March 15th of each calendar year after the Original Effective Date and continuing throughout the life of this Agreement. Progress Reports are subject to the confidentiality obligations of Article 12.

4.2       Licensee shall submit Royalty Reports to University beginning the quarter during which the first commercial sale of Licensed Product is made and continuing throughout the life of this Agreement according to the following schedule:

Quarterly Royalty Report Schedule

Reporting Quarter	Report Due Date

1st Quarter (January, February, March)	June 15th
2nd Quarter (April, May, June)	September 15tb
3rd Quarter (July, August, September)	December 15th
4th Quarter (October, November, December)	March 15th (following year)

Reports shall specify whether royalties are being remitted for MMS Licensed Products or LPS Licensed Products,

4.3       Licensee shall keep complete, true and accurate books of account and records for the purpose of showing the derivation of all amounts payable to University under this Agreement. Such books and records shall be kept at Licensee’s principal place of business during the term of this Agreement, and for three (3) years from the date of the last sale of Licensed Product, and shall be open at all reasonable times for inspection by a representative of University for the purpose of verifying Licensee’s royalty statements or Licensee’s compliance in other respects with this Agreement. The University representative shall be obliged to treat as confidential all relevant matters.

4.4       Inspections made under Section 4.3 shall be at the expense of University, unless an underpayment to University under this Agreement exceeding the greater of (i) five thousand dollars ($5,000) or (ii) five percent (5%) of the amount properly due with respect to the audited period is discovered in the course of any such inspection, whereupon all reasonable, documented costs relating thereto shall be paid by Licensee. Licensee shall promptly pay to University the full amount of any such underpayment, together with interest thereon as specified in Article 3.

ARTICLE 5: DUE DILIGENCE

5.1       Licensee must diligently pursue the development and commercialization of Licensed Products, which shall include production of Licensed Products for testing and development, governmental approval where applicable, and sale. The acts of Affiliates, Sublicensees, and third party contractors shall be deemed the acts of Licensee for purposes of satisfying this Section 5.1.

5.2       Licensee shall achieve the performance milestones set forth in Appendix C, which is incorporated herein, on the time frames indicated. The parties acknowledge that the dates or timelines outlined or established for the achievement of such milestones assume that product candidates do not encounter regulatory or other delays for reasons outside of Licensee’s reasonable control. Licensee and University shall negotiate in good faith the extension of these dates in the event that, despite the use by Licensee of commercially reasonable efforts, Licensee fails to achieve any stated milestones by the dates or timelines outlined or established therefore. Notwithstanding the foregoing, Licensee shall have the right to extend the deadline one time for each milestones set forth in Appendix C for a period of twelve additional months by written notice to University and upon payment of fifty thousand dollars ($50,000) thirty (30) days prior to the due date of such milestone. Such payment shall not be refundable nor creditable toward any other amounts owed by Licensee under this Agreement. University’s sole and exclusive remedy with respect to Licensee’s breach of this Article 5 shall be its right to terminate this Agreement in accordance with Section 7.3.

ARTICLE 6: SUBLICENSING

6.1       Licensee may sublicense any and all rights licensed hereunder, with such rights including the right to permit Sublicensees to further sublicense such rights. Licensee shall notify University in writing and provide University with a copy of each sublicense agreement entered into by Licensee granting Sublicensee rights to any and all rights licensed hereunder and each amendment thereto within thirty (30) days after its execution.

6.2       Licensee shall not grant sublicenses to the rights granted hereunder for no consideration or solely in exchange for the grant to Licensee of intellectual property rights unrelated to the technology described in the Patent Rights or Copyrights.

6.3       Licensee shall require that any agreement granting a third party rights to the Patent Rights or Copyrights:

(i)       be consistent with the terms, conditions and limitations of this Agreement;

(ii)       contain an acknowledgment by the Sublicensee of University’s disclaimer of warranty and limitation on University’s liability substantially similar to those provided by Article 10;

(iii)       shall require Sublicensee to indemnify University with respect to such Sublicensee’s exercise of its rights under the Patent Rights or Copyrights in a manner substantially similar to the manner in which Licensee has agreed to indemnify University under Section 11.1;

(iv)       comply with Sections 2.3, 13.11 and 13.12 of this Agreement.

If any sublicense agreement granting any rights to the Patent Rights or Copyrights does not comport with above requirements, then that agreement shall be invalid and unenforceable.

6.4       University agrees that, to the extent provided for in each sublicense granted under this Agreement and so long as such sublicense does not impose any obligations on University in excess of those imposed on University herein, all sublicenses granted with respect to the rights granted under this Agreement shall survive termination of this Agreement and will automatically be assigned to University upon such termination, in order to provide for the applicable Sublicensee’s continued enjoyment of its rights thereunder.

6.5       Licensee shall be responsible to University for the performance of its Sublicensees under each sublicense agreement granting rights to any Patent Rights or Copyrights.

6.6       After the third anniversary of the Original Effective Date, University shall provide written notice to Licensee of any request made by a third party to develop a product requiring use of the Patent Rights or Copyrights (a “Proposed Product”) within fifteen (15) days of receiving such request.

6.6.1       In the event that such Proposed Product has not been identified as under development in a Progress Report, then within thirty (30) days of receiving from or providing to University such written notice of a third party request for a sublicense, Licensee shall elect one of the following options:

(i)	Provide University with written notice in the form of a Progress Report that Licensee, Affiliate or Sublicensee of either of the foregoing has initiated commercially reasonable efforts to develop, make, use and sell a Licensed Product that is essentially the same as or would commercially compete with the Proposed Product; or

(ii)	Provide University with written notice in the form of a Progress Report that Licensee, Affiliate or Sublicensee of either of the foregoing has plans to initiate commercially reasonable efforts, within eighteen (18) months of the date said written notice is due University, to develop, make, use and sell a Licensed Product that is essentially the same as or would commercially compete with the Proposed Product; or

(iii)	Begin good faith negotiations with such third party to sublicense Licensee’s rights in the Patent Rights or Copyrights that are necessary or commercially justifiable for such third party to make, use and sell Proposed Product; or

(iv)	Grant back to University limited rights in the Patent Rights under this Agreement for the sole purpose of allowing University to sublicense the Patent Rights or Copyrights that are necessary or commercially justifiable for such third party to make, use and sell Proposed Product.

6.6.2       If Licensee elects to negotiate with prospective sublicensee for a sublicense to develop, make, use and sell the Proposed Product as provided for in Section 6.6.1 (iii), Licensee shall make a good faith effort to complete negotiations with the prospective sublicensee within one hundred and eighty (180) days from the date on which it began negotiations. For the purposes of this Section 6.6.2, Licensee shall have made a good faith effort to complete negotiations if it has offered a sublicense to the prospective sublicensee the terms of which include:

(i)	reasonable financial terms taking into account the field in which the sublicense is being offered and Licensee’s obligations to University pursuant to this Agreement,

(ii)	minimum performance requirements which would not be unreasonably burdensome upon the prospective sublicensee, and

(iii)	non-financial terms which are consistent with Licensee ‘s obligations to University under this Agreement.

6.6.3       Within thirty days of the end of the one hundred and eighty (180) day negotiation period, Licensee shall:

(i)	provide University a copy of the fully executed sublicense with such third party, or

(ii)	meet with University representatives and provide documentation of reasons that (a) Licensee and/or such third party chose not to proceed with good faith negotiation or (b) negotiations between Licensee and such third party failed.

6.6.4       In the event that Licensee fails to make a good faith effort as required by Section 6.6.2 and such third party still desires to develop, make use and sell Proposed Product, Licensee shall immediately grant back to University limited rights in its rights in the Patent Rights or Copyrights under this Agreement for the sole purpose of University sublicensing such rights to the third party.

6.7       Upon reasonable request by University, Licensee shall meet with University and discuss in good faith an agreement to grant a third party a license to make, use and sell Licensed Product solely for use in the developing world (as defined by the World Bank); however, Licensee retains discretion regarding whether to grant any such license.

ARTICLE 7: TERM AND TERMINATION

7.1       Any license granted pursuant to Article 2 is exclusive for a term beginning on the Original Effective Date and, unless terminated sooner as herein provided, ending, on a country-by-country and Licensed Product-by-Licensed Product basis, at the expiration of the last to expire Valid Claim included in the Patent Rights covering a particular Licensed Product in a particular country or at the expiration of the Copyrights covering the relevant Licensed Product.

7.2       University may, by written notice to Licensee, terminate this Agreement during any April subsequent to the year 2015, if Licensee, its Affiliates, Sublicensees, or any contractors of any of the foregoing have not practiced the Invention during the calendar year which precedes such April.

7.3       It is expressly agreed that, notwithstanding the provisions of any other paragraph of this Agreement, if Licensee should materially breach this Agreement and fail to cure any such breach within ninety (90) days of receipt of written notice from University describing such breach, University has the right to terminate this Agreement. A material breach is a material violation of or material failure to keep or perform any covenant, condition, or undertaking of this Agreement, including, but not limited to Licensee’s:

(i)	failure to deliver to University any payment at the time or times that such payment is due to University under this Agreement,

(ii)	failure to provide Progress Reports and Royalty Reports as set forth in Article 4,

(iii)	failure to meet or achieve performance milestones as set forth in Appendix C,

(iv)	execution of a sublicense that fails to comport with Section 6.3,

(v)	failure to possess and failure to maintain insurance as set forth in Section 11.3, or

(v)	failure to comply with the requirements of Article 3.

7.4       Licensee may terminate this Agreement at any time upon giving written notice of not less than sixty (60) days to University.

7.5       Upon termination of this Agreement or upon termination in whole or in part;

(i)       Licensee shall provide University with a written inventory of all Licensed Products in the possession or under the control of Licensee (including any in the process of manufacture). Except with respect to termination for uncured material breach pursuant to Section 7.3, Licensee shall have the privilege of disposing of the inventory of such Licensed Products within a period of one hundred and eighty (180) days of such termination upon conditions most favorable to University that Licensee can reasonably obtain.

(ii)       Licensee shall also have the right to complete performance of all contracts requiring use of Patent Rights or Copyrights for sale of Licensed Products (except in the case of termination for uncured material breach pursuant to Section 7.3) or Licensed Products within and beyond said period of one hundred and eighty (180) days, provided that Licensee’s right to continue performance under any such contract shall not exceed one year. All Licensed Products in the possession or under the control of Licensee (including any in the process of manufacture) which are not disposed of as provided above shall, to the extent permitted by applicable law, be delivered to University or otherwise disposed of in compliance with all applicable laws, in University’s reasonable discretion, and at Licensee’s sole expense.

7.6       Any termination or cancellation under any provision of this Agreement shall not relieve Licensee of its obligation to pay any royalty or other fees (including attorney’s fees pursuant to Section 8.1 below) due to University at the time of such termination or cancellation.

ARTICLE 8: PATENT PROSECUTION AND MAINTENANCE

8.1       Patent filings and prosecution for all Patent Rights licensed hereunder to Licensee shall be by counsel of University’s choosing, subject to Licensee’s consent (such consent not to be unreasonably withheld) and shall be in the name of University, according to U.S. patent law. University and Licensee shall meet as needed with such patent counsel to determine and implement a strategy for the preparation, prosecution and maintenance of the Patent Rights, University and such patent counsel shall ensure that Licensee promptly receives copies of all correspondence, (including, but not limited to, applications, Office Actions, responses, etc.), minutes of any meetings or teleconference, and filings and submissions relating thereto upon receipt from applicable patent authorities and that Licensee shall have the right, and University shall provide Licensee a reasonable opportunity, to comment and advise University on the content of any materials submitted to patent authorities, provided, however, that University shall have the right to make the final decisions for all matters associated with such prosecution and maintenance.

8.2       Regarding prosecution and maintenance of foreign patent applications corresponding to the U.S. Patent applications described in Section 8.1 above, Licensee shall designate in writing that country or those countries, if any, in which Licensee desires such corresponding patent application(s) to be filed. All such applications shall be in University’s name.

8.3       By written notification to University at least thirty (30) days in advance of any filing or response deadline, or fee due date, Licensee may elect not to have a patent application filed in any particular country or not to pay expenses associated with prosecuting or maintaining any patent application or patent, provided that Licensee pays for all costs incurred up to University’s receipt of such notification. Failure to provide any notification shall be considered by University to be Licensee’s notice that it expressly wishes to support any particular patent(s) or patent application(s). Upon notice that Licensee elects not to have a patent application filed or patent maintained in any particular country, or not to pay expenses associated with prosecuting or maintaining any patent application or patent, University may at its sole discretion file, prosecute, and/or maintain such patent applications or patents at its own expense and for its own benefit, and any rights or license granted hereunder held by Licensee, Affiliates, or Sublicensee(s) to such patent application(s) or patent(s) shall terminate and the parties shall amend Appendix B to reflect the then current Patent Rights.

8.4       For Patent Rights claiming Joint Inventions in which the lead inventor is a University employee, student or staff University shall control the preparation, filing, prosecution and maintenance of such Patent Right pursuant to the terms of this Article 8.

8.5       Upon written approval from University, for Patent Rights claiming Joint Inventions in which the lead inventor is an employee of Licensee, Licensee shall control the preparation, prosecution and maintenance of such patents at its sole expense. Such University approval shall not be unreasonably withheld and shall be granted within fifteen (15) days of University’s Office of Technology Development receiving a report of invention submitted by University Inventor and written request from Licensee to manage patent preparation, prosecution and maintenance of such patent, In the event Licensee is controlling the preparation, filing, prosecution and maintenance of Joint Inventions, Licensee and such patent counsel shall ensure that University promptly receives copies of all correspondence, (including, but not limited to, applications, Office Actions, responses, etc.), minutes of any meetings or teleconference, and filings and submissions relating thereto upon receipt from applicable patent authorities and that University shall have the right, and Licensee shall provide University a reasonable opportunity, to comment and advise Licensee on the content of any materials submitted to patent authorities, provided, however, that Licensee shall have the right to make the final decisions for all matters associated with such prosecution and maintenance.

ARTICLE 9: INFRINGEMENT

9.1       If any third party claims patent infringement against Licensee, as result of Licensee’s use of the Patent Rights, then Licensee shall promptly notify University thereof in writing, setting forth the facts of such claim in reasonable detail. As between the parties to this Agreement, Licensee shall have the first and primary right and responsibility at its own expense to defend and control the defense of any such claim against Licensee, by counsel of its own choice. Licensee shall be free to enter into a settlement, consent judgment, or other voluntary disposition of any such claim, provided that any settlement, consent judgment or other voluntary disposition of any such claim which (i) materially limits the scope, validity, or enforceability of patents included in the Patent Rights or (ii) admits fault or wrongdoing on the part of University must be approved by University, such approval not being unreasonably withheld. Licensee’s request for such approval shall include complete copies of final settlement documents, a detailed summary of such settlement, and any other information material to such settlement. University shall provide Licensee notice of its approval or denial within fifteen (15) business days of any request for such approval by Licensee, provided that (i) in the event University wishes to deny such approval, such notice shall include a detailed written description of University’ reasonable objections to the proposed settlement, consent judgment, or other voluntary disposition and (ii) University shall be deemed to have approved of such proposed settlement, consent judgment, or other voluntary disposition in the event it fails to provide such notice within such fifteen (15) day period in accordance herewith. Any amounts paid to any third party as damages or other compensation with respect to infringement of a third parties rights shall be treated as third party royalties that Licensee shall be entitled to deduct from royalties due University in accordance with Section 3.7. Subject to the policies of the Board of Governors of the University of North Carolina and the laws of the State of North Carolina, University agrees to cooperate with Licensee in any reasonable manner deemed by Licensee to be necessary in defending any such action. Licensee shall reimburse University for any reasonable, documented out of pocket expenses incurred in providing such assistance.

9.2       In the event that any Patent Rights licensed to Licensee are infringed by a third party, Licensee shall have the exclusive first and primary right, but not the obligation, to institute, prosecute and control any action or proceeding with respect to such infringement, by counsel of its choice, including any declaratory judgment action arising from such infringement. Licensee shall be free to enter into a settlement, consent judgment, or other voluntary disposition with respect to any such action, provided that any settlement, consent judgment or other voluntary disposition thereof which (i) materially limits the scope, validity, or enforceability of patents included in the Patent Rights or (ii) admits fault or wrongdoing on the part of University must be approved by University, such approval not to be unreasonably withheld. Licensee’s request for such approval shall include complete copies of final settlement documents, a detailed summary of such settlement, and any other information material to such settlement. University shall provide Licensee notice of its approval or denial within fifteen (15) business days of any request for such approval by Licensee, provided that (i) in the event University wishes to deny such approval, such notice shall include a detailed written description of University’ reasonable objections to the proposed settlement, consent judgment, or other voluntary disposition and (ii) University shall be deemed to have approved of such proposed settlement, consent judgment, or other voluntary disposition in the event it fails to provide such notice within such fifteen (15) day period in accordance herewith. If Licensee recovers monetary damages in the form of lost profits from a third party infringer as a remedy for the infringement of Patent Rights licensed hereunder, then Licensee shall first apply such recovery to the costs and expenses incurred in obtaining or negotiating for such recovery (including attorneys’ fees), and pay to University the royalties on the remaining portion of such lost profits at the rate specified in Section 3.6(i). If Licensee recovers monetary damages in the form of a reasonable royalty as a remedy for the infringement of Patent Rights, then, after applying such royalty to the recovery of the costs and expenses incurred in obtaining or negotiating for such royalty (including attorneys’ fees), the remaining amount of any such royalty shall be treated as Sublicensing Royalty Revenue in accordance with Section 3.6.2.

9.3       If Licensee elects not to enforce any patent within the Patent Rights, then Licensee shall notify University in writing within six (6) months of receiving notice that an infringement exists. University may, at its own expense and control, following the earlier of (i) such notice from Licensee or (ii) the expiration of such six (6) month period without Licensee electing to take any action with respect to such alleged or actual infringement, take steps to defend or enforce any patent within the Patent Rights and recover, for its own account, any damages, awards or settlements resulting therefrom.

9.4       Notwithstanding the foregoing, and in University’s sole discretion, University shall be entitled to participate through counsel of its own choosing in any legal action involving the Invention and Patent Rights. Nothing in the foregoing Sections shall be construed in any way which would limit the authority of the Attorney General of North Carolina.

ARTICLE 10: REPRESENTATIONS

10.1       University makes no representations or warranties;

(i)       that any patent will issue on the Invention, or

(ii)       of the validity of any patent included in the Patent Rights or that practice under such patents shall be free of infringement.

10.2       University represents, to its actual knowledge that as of each of the Original Effective Date and the Restatement Effective Date, (i) the entire right, title, and interest in the University’s Rights in the Existing Patent Rights, the technology claimed therein, and Inventions will be assigned to University free and clear of all liens, claims and encumbrances of any inventor or any nongovernmental third party, (ii) that University has all requisite power and authority to grant the licenses contained in this Agreement under said Existing Patent Rights, (iii) University have not entered into any agreements, other than grants from the U.S. Government which provide for the rights described in Section 2.3, with any third party with respect to the Existing Patent Rights and Copyrights, the technology claimed therein, or Inventions, (iv) University’ execution and performance of this Agreement will not result in a breach of any other contract to which they are, or will become, a party, and (v) University has not received any notification, and does not possess any information reasonably indicating, that the Existing Patent Rights or Copyrights are invalid or that the exercise by Licensee of the rights granted hereunder will infringe on any patent or other proprietary right of any third party.

10.3       UNIVERSITY DISCLAIMS ALL WARRANTIES WITH REGARD TO PRODUCT(S) AND SERVICE(S) LICENSED UNDER THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, ALL WARRANTIES, EXPRESSED OR IMPLIED, OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, UNIVERSITY ADDITIONALLY DISCLAIM ALL OBLIGATIONS AND LIABILITIES ON THE PART OF UNIVERSITY AND INVENTORS, FOR DAMAGES, INCLUDING, BUT NOT LIMITED TO, DIRECT, INDIRECT, SPECIAL, AND CONSEQUENTIAL DAMAGES, ATTORNEYS’ AND EXPERTS’ FEES, AND COURT COSTS (EVEN IF UNIVERSITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, FEES OR COSTS), ARISING OUT OF OR IN CONNECTION WITH LICENSEE’S, AFFILIATES, AND SUBLICENSEES’ MANUFACTURE, USE, OR SALE OF THE PRODUCT(S) AND SERVICE(S) LICENSED UNDER THIS AGREEMENT, EXCEPT TO THE EXTENT SUCH DAMAGES OR OTHER LIABILITIES RESULT FROM THE UNIVERSITY OR ITS EMPLOYEES’ INTENTIONAL MISCONDUCT. LICENSEE, ITS AFFILIATE(S), AND SUBLICENSEE(S) ASSUME ALL RESPONSIBILITY AND LIABILITY FOR LOSS OR DAMAGE CAUSED BY A PRODUCT AND/OR SERVICE MANUFACTURED, USED, OR SOLD BY LICENSEE, ITS SUBLICENSEE(S), AND AFFILIATE(S) WHICH IS A LICENSED PRODUCT(S) AS DEFINED IN THIS AGREEMENT, EXCEPT TO THE EXTENT SUCH DAMAGES OR OTHER LIABILITIES RESULT FROM THE UNIVERSITY’S OR ITS EMPLOYEES’ INTENTIONAL MISCONDUCT.

10.4       EXCEPT WITH RESPECT TO BREACHES OF SECTION 12 AND THE INDEMNIFICATION PROVIDED UNDER SECTION 11, NO PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTIES ANY INDIRECT, CONSEQUENTIAL, SPECIAL, EXEMPLARY, OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT.

ARTICLE 11: INDEMNIFICATION

11.1       Licensee agrees to indemnify, hold harmless and defend University and UA, their officers, employees, and agents, against any and all claims, suits, losses, damages, costs, fees, and expenses asserted by third parties, both government and private, to the extent resulting from or arising out of (i) Licensee’s breach of this Agreement, (ii) Licensee’s failure to comply with any applicable laws, rules or regulations, or (iii) the exercise of Licensee’s rights under this Agreement, provided such losses do not result from the University or its employees’ gross negligence, intentional misconduct, breach of this Agreement, or failure to comply with any applicable laws, rules, or regulations.

11.2       Any person or entity claiming indemnification under Section 11.1 (each an “Indemnitee”) shall notify Licensee in writing promptly upon becoming aware of any claim that may be an indemnification claim (it being understood and agreed, however, that the failure by an Indemnitee to give such notice shall not relieve the Licensee of its indemnification obligation under this Agreement except and only to the extent that the Licensee is actually prejudiced as a result of such failure to give notice). Licensee and University shall agree upon the appropriate and most efficient means for the defense of each indemnification claim. The Indemnitee shall not settle or compromise an indemnification claim which would impose liability on the Licensee, without the prior written consent of the Licensee, which consent, in each case, shall not be unreasonably withheld or delayed. Licensee shall not settle or compromise an indemnification claim in any manner which would impose liability on the Indemnitee, without the prior written consent of the Indemnitee, which consent, in each case, shall not be unreasonably withheld or delayed. Each party shall reasonably cooperate with the other party and shall make available to the each other all pertinent information under such party’s control as reasonably necessary to defend against an indemnification claim.

11.3       Licensee is required to maintain in force at its sole cost and expense, with reputable insurance companies, general liability insurance and products liability insurance coverage in an amount reasonably sufficient to protect against liability under Sections 11.1 above.

ARTICLE 12: MISCELLANEOUS

12.1       University Confidential Information: The University may from time to time, disclose its Confidential Information to Licensee. Licensee shall not disclose University’s Confidential Information to any third party except as follows:

(i)	to its Affiliates, Sublicensees, and any employees, officers, directors, contractors, or other agents or representatives of Licensee or any of the foregoing for purposes related to the exercise of the rights granted under this Agreement; or

(ii)	under conditions of confidentiality to prospective or actual investors, lenders, acquirors, sublicensees, strategic partners, and investment bankers in connection with its financing, acquisition, licensing, development, commercialization, and stockholder relations activities; or

(iii)	with the prior written consent of University, as applicable,

provided that, Licensee requires such recipients of University’s Confidential Information to protect the confidentiality of such Confidential Information. Licensee may also disclose University’s Confidential Information as it reasonably deems necessary or advisable in connection with the prosecution, maintenance, defense and enforcement of the Patent Rights or Copyrights or in connection with the pursuit or maintenance of regulatory or marketing approvals for, or commercialization of, Licensed Products.

12.2       Disclosures to University: Licensee, through its employees or other agents, may disclose its Confidential Information to University. University shall:

(i)	not disclose such Confidential Information to any third party,

(ii)	treat such information with the same degree of care as it treats its own confidential information, which shall be no less than reasonable, and

(iii)	only use such information for purposes of enforcing its rights under this Agreement.

12.3       Limits on Confidential Information: Confidential Information under this Agreement shall not include information:

(i)	which at the time of disclosure is in the public domain;

(ii)	after disclosure, becomes part of the public domain by publication or otherwise, except by the breach of this Agreement by either party;

(iii)	was (a) in the recipient party’s possession in documentary form at the time of disclosure or (b) independently developed by or for the recipient party by any person or persons who had no knowledge or benefit of the other party s Confidential Information, as evidenced by written documentation;

(iv)	a party received without obligation of confidentiality or limitation on use from a third party who had the lawful right to disclose such information and who did not obtain such information under an obligation of confidentiality to either party; and

Confidential Information disclosed under this Agreement shall not be deemed to be within the foregoing exceptions merely because such information is embraced by more general information in the public domain or in the possession of a party. In addition, any combination of features shall not be deemed to be within the foregoing exceptions merely because individual features are in the public domain or in the party’s possession, but only if the combination itself and its principle of operation are in the public domain or in the party’s possession.

12.4       Notwithstanding any other provision of this Agreement, disclosure by a recipient party of the other party’s Confidential Information shall not be precluded if such disclosure:

(i)	is in response to a valid order of a court or to another governmental body of the United States or any political subdivision thereof; or

(ii)	is required by law or regulation;

provided, however, that, in either case, the party required to make such disclosures shall (1) have made reasonable effort to give prompt notice to the other party to permit it to seek a protective order or grant of confidentiality, (2) cooperate with the other party’s efforts to seek confidential or protective treatment of such information, as reasonably requested by the other party, and (3) minimize the extent of any such disclosure.

12.5       University shall be free to publish the results of its research and educational activities as it sees fit, provided that prior to any publication of any particular technology claimed, described, or enabled in the Patent Rights or Copyrights:

(i)	University shall provide Licensee with a manuscript of any proposed paper or an abstract of any proposed presentation describing such technology at least forty-five (45) days prior to its submission for publication or presentation, and

(ii)	as reasonably requested by Licensee, University shall (a) delete from such publication any of Licensee’s Confidential Information, (b) delay the submission of such publication or presentation for an additional period of up to forty-five (45) days in order to allow Licensee to pursue patent protection for any of its intellectual property described therein, or (c) instruct its patent counsel to make such patent filings or conduct the prosecution of the patents and patent applications included in the Patent Rights as appropriate prior to publication or presentation of such material to prevent the loss of any rights granted under this Agreement.

After any publication of any particular technology claimed, described, or enabled in the Patent Rights, University shall have no further obligations under this Section 12.5 with respect to the publication of such technology.

ARTICLE 13. MISCELLANEOUS

13.1       This Agreement is binding upon and shall inure to the benefit of University, its successors and assigns. However, this Agreement shall be personal to Licensee, and it is not assignable by Licensee to any other person or entity without the prior written consent of University, such consent to be in University’s sole discretion. Notwithstanding the foregoing, Licensee shall be free to assign this Agreement and its rights and obligations hereunder without University’s consent (i) to any Affiliate or (ii) in connection with any sale of substantially all of Licensee’s assets or business (or that portion of its assets or business related to the subject matter of this Agreement), merger, acquisition, consolidation, reorganization, or other similar transaction, provided that Licensee shall not be released of its obligations existing at the time of such assignment.

13.2       It is agreed that no waiver by either party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

13.3       No party shall, without prior written consent of the other party, use the name or any trademark or trade name owned by the other party, or owned by an affiliate or parent corporation of the other party, in any publication, publicity, advertising, or otherwise, except that Licensee may identify University as licensor of the Patent Rights, Copyrights and Licensed Products and University may identify Licensee as exclusive licensee of Patent Rights and Copyrights. It is understood that University’s agreement under this Section is subject to the provisions of NC Public Records Act. G.S. Ch 132.

13.4       Notwithstanding Section 13.3 above, University may disclose the existence of this Agreement and non-confidential information regarding the status of Licensee’s commercialization of License Products in a press release, on-line, or otherwise, and on the website of University’s Office of Technology Development throughout the life of this Agreement with the prior written approval of the Licensee, such approval not to be unreasonably withheld. Further, the parties agree to cooperate with each other in preparing, reviewing and approving such disclosures, Licensee’s approval for each disclosure not to be unreasonably withheld.

13.5       Neither party hereto is an agent of the other for any purpose.

13.6       Any notice required or permitted to be given to the parties hereto shall be in writing and deemed to have been properly given if delivered in person or mailed by first-class mail to the other party at the appropriate address as set forth below. Other addresses may be designated in writing by the parties during the term of this Agreement.

University	Licensee
For all matters:	For all matters:
Director	CEO
Office of Technology Development	908 Devices Inc.
100 Europa Drive	27 Drydock Ave.
Suite 430
University of North Carolina at Chapel Hill	7th Floor
Chapel Hill, NC 27517	Boston, MA 02210

13.7       This Agreement shall be interpreted and construed in accordance with the laws of the State of North Carolina. The State and Federal Courts of North Carolina shall have exclusive jurisdiction to hear any legal action arising out of this Agreement.

13.8       In the event that a court of competent jurisdiction holds any provision of this Agreement to be invalid, such holding shall have no effect on the remaining provisions of this Agreement, and they shall continue in full force and effect.

13.9       All rights and obligations contained in this Agreement, which by its nature or effect contemplate performance or observance subsequent to termination of this Agreement will survive and remain binding upon and for the benefit of the parties, its successors and permitted assigns.

13.10       Anything contained in this Agreement to the contrary notwithstanding, the obligations of the Licensee shall be subject to all laws, present and future and regulations, of any government having jurisdiction over the Licensee, and to orders, regulations, directions, or requests of any such government. Licensee shall undertake to comply with and be solely responsible for complying with such laws applicable to Licensee.

13.11       Exports of Licensed Products may be subject to U.S. export control laws and regulations, including, without limitation, the Export Administration Regulations (15 CFR 730-774) and the International Traffic in Arms Regulations (22 CFR 120-130), and may be subject to export or import regulations in countries other than the United States. Licensee assumes all obligations and responsibility for assuring that use of the Licensed Products is in compliance with all applicable export control laws and regulations. Further, Licensee agrees to require Sublicensees to comply with said obligations and responsibility.

13.12       Licensee shall, and agrees to require Sublicensees to, comply with any patent marking requirements of the intellectual property laws of the applicable countries in the Licensed Territory to the extent any failure to do so would materially and adversely affect the Licensed Product, the Patent Rights, or either party’s ability to avail itself of all potential remedies for any infringement of the Patent Rights.

13.13       Licensee shall be solely responsible for the payment of any and all taxes, fees, duties and other payments incurred in relation to its manufacture, use and sale of the systems and methods covered by the Patent Rights or Copyrights or Licensed Products. Licensee shall, as between the parties, be responsible for applying for and obtaining any approvals, authorizations, or validations necessary to effectuate the terms of this Agreement under the laws of the appropriate national laws of each of the countries in the Licensed Territory.

13.14       If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the parties when entering into this Agreement may be realized.

13.15       It is understood and agreed between University and Licensee that this Agreement constitutes the entire agreement, both written and oral, between the parties, and amends and restates the Original Agreement in its entirety, and that all prior agreements respecting the subject matter hereof, either written or oral, expressed or implied, shall be abrogated, cancelled, and are null and void and of no effect. Without limiting the foregoing, any provision of the Original Agreement not included in this Agreement is terminated as of the date hereof.

[Signature page to follow.]

THE UNIVERSITY OF NORTH CAROLINA AT CHAPEL HILL		908 DEVICES INC.

(SEAL)	/s/ Jacqueline Quay	(SEAL)	/s/ Kevin J. Knopp
Signature		Signature

Jacqueline Quay		Kevin J. Knopp
Printed Name		Printed Name

Interim Director, OTD		CEO
Title		Title

5/20/15		May 20, 2015
Date		Date

Inventors Acknowledged and Agreed by:

/s/ J. Michael Ramsey
J. Michael Ramsey
Goldby Distinguished Professor

5/29/15
DATE

APPENDIX A

INVENTIONS

University File Number	Report of Invention Title	Patent Status	Patent Rights Type Licensed Product
09-0096	Micro Mass Spectrometry Ionization Source	none pending	Patent Rights MMS
11-0018	Integrated ion trap and RFcircuitry for mass spectrometry	none pending	Patent Rights MMS
12-0136	CITSIM Ion Trap Simulation Software	copyright	None MMS
12-0138	Modular and Compact Cylindrical Ion Trap Configuration	none pending	Patent Rights MMS
12-0142	Microfabricated Ionization Source	patent pending	Patent Rights MMS
12-0143	High Pressure Mass Spectrometry	patent authorized	Patent Rights MMS
12-0144	High-pressure, low-power electron sources	none pending	Patent Rights MMS
12-0145	Ion Trap Array Faraday Cup Detector	none pending	Patent Rights MMS
12-0146	Microscale Mass Spectrometry System	patent pending	Patent Rights MMS
12-0147	Ion trap electrode designs for controlling capacitance	none pending	Patent Rights MMS
13-0060	Stretched Length Ion Trap Geometry	patent issued	Patent Rights MMS
14-0141	High Pressure Mass Spectrometry Signal Enhancement by Means of Convective Transport	patent pending	Patent Rights MMS
15-0012	Electrospray Ionization Interface to High Pressure Mass Spectrometry	patent authorized	Patent Rights MMS
15-0087	Method of sample injection for chemical separations in microfluidic devices	patent authorized	Patent Rights MMS
11-0069	Microfabricated Multiemitter Electrospray Ionization Devices	patent pending	Limited Patent Rights LPS
12-0151	Methodology for Sample Processing and Electrospray Ionization	patent pending	Limited Patent Rights LPS

APPENDIX B

PATENT RIGHTS AND COPYRIGHTS

PATENT

USPTO Serial or Patent Number	Atty Ref Number	ROI	Inventors	Title	Patent Rights Type Licensed Product
Temp12-0143US	5470-640PR	12-0143	J Ramsey	High Pressure Mass Spectrometry	Patent Rights MMS
13/804,911	5470-639	12-0146	J Ramsey	Microscale Mass Spectrometry Systems, Devices and Related Methods	Patent Rights MMS
PCT/US2014/019289	5470-639WO	12-0146	J Ramsey	Microscale Mass Spectrometry Systems, Devices and Related Methods	Patent Rights MMS
8,878,127 (13/840,653 )	104409-0103	13-0060	J Ramsey Kevin Schultze	Miniature Charged Particle Trap with Elongated Trapping Region for Mass Spectrometry	Patent Rights MMS
PCT/US2013/042031	104409-0104	13-0060	J Ramsey Kevin Schultze	Miniature Charged Particle Trap With elongated Trapping Region for Mass Spectrometry	Patent Rights MMS
14/456,686	104409-0104	13-0060	J Ramsey Kevin Schultze	Miniature Charged Particle Trap With elongated Trapping Region for Mass Spectrometry	Patent Rights MMS
62/010,050	5470-713PR	14-0141	Bruno Coupier, J Ramsey, Kevin Schultze	High Pressure Mass Spectrometry Signal Enhancement by Means of Convective Transport	Patent Rights MMS
New 14-0141	5470-713US	14-0141	Bruno Coupier, J Ramsey, Kevin Schultze	High Pressure Mass Spectrometry Signal Enhancement by Means of Convective Transport	Patent Rights MMS
New 15-0012	TBD	15-0012	TBD	Electrospray Ionization Interface to High Pressure Mass Spectrometry	Patent Rights MMS
New 15-0087	TBD	15-0087	TBD	Method of sample injection for chemical separations in microfluidic devices	Patent Rights MMS
14/402,278	5470-636	12-0151	J Ramsey, N. Batz, J. Mellors	Integrated Sample Processing for Electrospray Ionization Devices	Limited Patent Rights LPS
13806595,8	5470-636EP	12-0151	J. Ramsey, N. Balz, J. Mellors	Integrated Sample Processing for Electrospray Ionization Devices	Limited Patent Rights LPS
14/001,549	5470-591	11-0069	J. Ramsey, A. Chambers	Microchips with Integrated Multiple Electrospray Ionization Emitters and Related Methods, Systems and Devices	Limited Patent Rights LPS
12757244.4	5470-591 EP	11-0069	J. Ramsey, A. Chambers	Microchips with Integrated Multiple Electrospray Ionization Emitters and Related Methods, Systems and Devices	Limited Patent Rights LPS

COPYRIGHT

University File Number	Title	Authors/Contributors
12-0136	CITSIM Ion Trap Simulation Software	Sorin Mitran

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

APPENDIX C

MILESTONES

[***]

AMENDMENT No. 1 TO AMENDED AND RESTATED LICENSE AGREEMENT

This first Amendment to the Amended and Restated Exclusive License Agreement dated May 20, 2015 (hereinafter referred to as the “Agreement”) by and between The University of North Carolina at Chapel Hill (“University”) and 908 Devices, Inc. (“Licensee”) is effective as of the date of the last signature written below.

WHEREAS, the parties now wish to amend the Agreement to update Appendix A of the .Agreement to include the Improvements known as “Method for Integrating Solid Phase Extraction with Microchip Capillary Electrophoresis-Electrospray Ionization” (UNC# 16-0017) as an Invention and to update Appendix B of the Agreement to include the related Patent Rights;

WHEREAS, the parties agree to be bound by the terms and conditions of the Agreement, as amended herein:

NOW THEREFORE, the parties agree as follows:

1.	The following Improvement shall be defined as an Invention and a license under the related Patent Rights shall be granted to Licensee and its Affiliates pursuant to Paragraph 2.1(i) of the Agreement:

•	UNC# 16-0017, “Method for Integrating Solid Phase Extraction with Microchip Capillary Electrophoresis-Electrospray Ionization”

2.	Appendix A shall be deleted in the entirety and replaced with the attached .Appendix A.

3.	Appendix B shall be deleted in the entirely and replaced with the attached Appendix B.

4.	Capitalized terms used herein have the same meaning as was given them in the Agreement.

5.	Other than as amended herein, the Agreement remains in full force and effect.

IN WITNESS WHEREOF, The parties have executed this Amendment to the Agreement, as indicated below.

THE UNIVERSITY OF NORTH CAROLINA AT CHAPEL HILL	908 DEVICES INC.

/s/ Jacqueline Quay	/s/ Kevin J. Knopp
Jacqueline Quay	Kevin J. Knopp
Director of Licensing,	CEO
Office of Commercialization and Economic Development

1/5/15	1/4/15
Date	Date

APPENDIX A

Inventions

University File No.	Report of Invention Title	Patent Status	Patent Rights Type / Licensed Product
09-0096	Micro Mass Spectrometry lonization Source	None Pending	Patent Rights MMS
11-0018	Integrated Ion Trap and RF Circuitry for Mass Spectrometry	None Pending	Patent Rights MMS
12-0136	CITSIM lon Trap Simulation Software	Copyright	None MMS
12-0138	Modular and Compact Cylindrical Ion Trap Configuration	None Pending	Patent Rights MMS
12-0142	Microfabricated Ionization Source	None Pending	Patent Rights MMS
12-0143	High Pressure Mass Spectrometry	Patent Authorized	Patent Rights MMS
12-0144	High Pressure, Low Power Electron Sources	None Pending	Patent Rights MMS
12-0145	Ion Trap Array Faraday Cup Detector	None Pending	Patent Rights MMS
12-0146	Microscale Mass Spectrometry System	Patent Pending	Patent Rights MMS
12-0147	Ion Trap Electrode Designs for Controlling Capacitance	None Pending	Patent Rights MMS
13-0060	Stretched Length Ion Trap Geometry	Patent Pending / Issued	Patent Rights MMS
14-0141	High Pressure Mass Spectrometry Signal Enhancement by Means of Convective Transport	Patent Pending	Patent Rights MMS
15-0012	Electrospray Ionization Interlace to High Pressure Mass Spectrometry	Patent Pending	Patent Rights MMS
15-0087	Method of Sample Injection for Chemical Separations in Microfluidic Devices	Patent Pending	Patent Rights MMS
16-0017	Method for Integrating Solid Phase Extraction with Microchip Capillary Electrophomsis-Electrospray Ionization	Patent Pending	Patent Rights MMS
11-0069	Microfabricated Multiemitter Elecirospray lonizaiion Devices	Patent Pending / Issued	Limited Patent Rights MMS
12-0151	Methodology for Sample Processing and Electrospray Ionization	Patent Pending	Limited Patent Rights MMS

APPENDIX B

Patent Rights and Copyrights

PATENT
University File No.	Atty Reference No.	Patent Application No.	Patent No.	Inventors	Title	Patent Rights Type Licensed Product
11-0069	5470-591	14/001,549	9,006,648	Ramsey, Chambers	Microchips with Integrated Multiple Electrospray Ionization Emitters and Related Methods, Systems and Devices	Limited Patent Rights LPS
11-0069		12757244.4		Ramsey	Microfabricated Multiemitter Electrospray Ionization Devices	Limited Patent Rights LPS
12-0143		Temp 12-0143US		Ramsey	High Pressure Mass Spectrometry	Patent Rights MMS
12-0146		13/804,911		Ramsey	Microscale Mass Spectrometry Systems, Devices and Related Methods	MMS Patent Rights MMS
12-0146		PCT/US2014/019289		Ramsey	Microscale Mass Spectrometry Systems, Devices, and Related Methods	Patent Rights MMS
12-0151		14/402,278		Ramsey, Batz, Mellors	Integrated Sample Processing for Electrospray Ionization Devices	Limited Patent Rights LPS
12-0151		13806595.8		Ramsey	Integrated Sample Processing for Electrospray Ionization . Devices	Limited Patent Rights LPS
13-0060		13/840,653	8,878,127	Ramsey, Schultze	Miniature Charged Particle Trap with Elongated Trapping Region for Mass Spectrometry	Patent Rights MMS

13-0060	14/456,686	Ramsey, Schultze	Miniature Charged Particle Trap with Elongated Trapping Region for Mass Spectrometry	Patent Rights MMS
13-0060	NEW13-0060CON	Ramsey	Miniature Charged Particle Trap with Elongated Trapping Region for Mass Spectrometry	Patent Rights MMS
13-0060	13877607.5	Ramsey	Miniature Charged Particle Trap with Elongated Trapping Region for Mass Spectrometry	Patent Rights MMS
13-0060	NEW13-0060CN	Ramsey	Miniature Charged Particle Trap with Elongated Trapping Region for Mass Spectrometry	Patent Rights MMS
13-0060	NEW 13-0060JP	Ramsey	Miniature Charged Particle Trap with Elongated Trapping Region for Mass Spectrometry	Patent Rights MMS
14-0141	14/743,623	Ramsey, Coupler, Schultze	Mass Spectrometry Systems with Convective Flow of Buffer Gas for Enhanced Signals and Related Methods	Patent Rights MMS
15-0012	PCT/US2015/030380	Ramsey, Gilliand	Electrospray Ionization Interface to High Pressure Mass Spectrometry	Patent Rights MMS
15-0012	14/710,344	Ramsey, Gilliand	Electrospray Ionization Interface to High Pressure Mass Spectrometry	Patent Rights MMS
15-0087	14/708,906	Ramsey, Mellors, Redman	Pressure Driven Microfluidic Injection for Chemical Separations	Patent Rights MMS LPS
16-0017	62/243,919	Mellors, Black, Ramsey	Solid Phase Extraction with Microchip Capillary Electrophoresis-Electrospray Ionization	Patent Rights MMS LPS

COPY RIGHT

University File No.	Title	Authors/Cortributors
12-0136	CITSIM Ion Trap Simulation Software	Sorin Mitran